THE AUTOLINE GROUP, INC., ANNOUNCES A MERGER PROPOSAL WITH GENOSYS, INC.

     Salt Lake City, Utah - July 15, 2005 - The Autoline Group, Inc., a Utah corporation, (the "Company") announced a merger proposal (the "Merger Proposal") by and among the Company; a to be formed wholly-owned subsidiary of the Company; and GeNOsys, Inc. ("GeNOsys"). About GeNOsys, Inc. GeNOsys is involved in the research and development of generic and specific gas generating devices for medical and laboratory uses. About The Autoline Group, Inc. Formed in 2001, the Company is an automobile reseller that provides clients access to the national wholesale market. Closing of the proposed merger is subject to certain requirements including completion of final documentation, due diligence and other customary pre-closing conditions. There is no assurance this transaction will be completed.

This Press Release does not constitute an offer of any securities for sale.

***

     This Press Release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the
Securities Exchange Act of 1934. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including, without limitation, the Company's limited operating history and history of losses, the inability to successfully market the Company's products and technology, the inability to successfully obtain further funding, the inability to raise capital on terms acceptable to the Company, the inability to achieve commercial acceptance of the Company's products and technology, the inability to compete effectively in the marketplace, the inability to improve or implement effective systems, procedures and controls, the strength of the Company's intellectual property and those of the Company's competitors, the inability to protect the Company's intellectual property, the inability to attract, train and retain key personnel, the inability to complete the merger with GeNOsys, Inc. and such other risks that could cause the actual results to differ materially from those contained in the Company's projections or forward-looking statements. All forward-looking statements in this press release are based on information available to the Company as of the date hereof, and the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this Press Release.

Contact:          James Doolin
                  5442 South 900 East #125
                  Salt Lake City, UT 84117
                  (702) 948-0565